Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Updated Pre-Feasibility Study for the Paredones Amarillos Gold Project, Mexico

Denver, Colorado June 21, 2007 - Vista Gold Corp. (TSX & AMEX: VGZ) (“Vista”) is pleased to announce the results of an updated pre-feasibility study for the Paredones Amarillos gold project in Baja California Sur, Mexico. Vista undertook this study to confirm favorable project economics in light of the severe cost inflation which has occurred in the mining sector over the past few years, and in anticipation of making more significant expenditures on the project in 2007.  The pre-feasibility study was originally completed for Vista on September 26, 2005, by Mine Development Associates (MDA) of Reno, Nevada, an independent consulting firm, in accordance with Canadian National Instrument 43-101 guidelines, under the supervision of Mr. Neil Prenn, P. Eng., a qualified person, as previously disclosed by Vista in a press release dated September 26, 2005. MDA was assisted in the study by Resource Development Incorporated (RDi) of Wheat Ridge, Colorado, in metallurgical testing, process redesign, and processing cost estimation, and by WLR Consulting (WLR) of Lakewood, Colorado, in mine design. The pre-feasibility study technical report entitled “Technical Report, Paredones Amarillos Project, Baja California Sur, Mexico” dated September 23, 2005, is available on SEDAR. The current pre-feasibility study prepared for Vista reflects mid-2007 costs and economic parameters and was completed on June 20, 2007, under the direction of Mr. Prenn, P. Eng. of MDA, with assistance from RDi.

Proven and probable mineral reserves, as reported in the September 26, 2005, press release, were determined in 2005 within a proposed open pit mine, which was designed employing a Lerchs-Grossmann optimization technique based on U.S. $400 per ounce gold price and costs prevailing in 2005. The updated study concluded that the mineral reserves are appropriate as the effects of cost inflation are more than offset by higher gold prices.  The results, which have not been modified since 2005, are summarized in the following table.

Paredones Amarillos Mineral Reserve Estimate*

(0.38 g/t gold internal cutoff grade)

Classification	Tonnes	Gold Grade	Contained Gold Ounces	Waste Tonnes	Strip Ratio (Waste : Ore)
	(000’s)	(Fire Assay g/t)		(000’s)
Proven (1)	11,699	1.11	419,000	-NA-	-NA-
Probable (1)	37,247	0.97	1,158,000	-NA-	-NA-
Totals (1)	48,946	1.00	1,577,000	170,292	3.48

* No dilution factor was applied to the mineral reserves estimated from the block model and a 100% resource recovery factor was used.

(1) Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves: The estimates of mineral reserves shown in this table have been prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”).  The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in U.S. Securities and Exchange Commission Industry Guide 7.  Accordingly, Vista’s disclosure of mineral reserves herein may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the U.S. Securities and Exchange Commission.

The current updated study and the study in 2005 examined the technical and economic feasibility of developing the mineral reserve.  Two alternatives were studied, a base case and an alternative with a shorter life but generating a higher return on investment.  Both projects would employ an 11,000 tonne/day flotation/leach plant.

The base case would produce an average production of 113,000 ounces per year over a 12.5 year production life, at an average production cost of U.S. $10.39 per tonne or U.S. $358 per ounce.  The pre-production capital costs are estimated to be U.S. $110 million and at a U.S. $550 per ounce gold price, the return on investment is estimated at 12.5%.  At current gold prices of around U.S. $650 per ounce, the return on investment is estimated at 23.8% and net cash flow generated is estimated at U.S. $284 million on a pre-tax basis. The study also indicated the net cash flow on a pre-tax basis could increase by U.S. $55.5 million with an increase in gold price of U.S. $50 per ounce.

The alternative case which considered the development of a subset of the reserves (34.1 million tonnes compared to the total reserve of 48.9 million tonnes) would produce an average production of 117,000 ounces per year over a 9.5 year production life.  The pre-production capital costs are estimated to be U.S. $108 million and production costs estimated to be U.S. $334 per ounce and the project would generate an estimated 17.4% return on investment at a gold price of U.S. $550 per ounce.  At current prices of around U.S. $650 per ounce of gold, the return is estimated at 31.1% and the net cash flow generated is estimated at U.S. $236 million on a pre-tax basis.

No known environmental, permitting, legal, title, taxation, socio-economic, marketing, political or other issues are expected to materially affect the mineral resource and mineral reserve estimates.

Mike Richings, President and CEO, commented, “While costs have increased in the two years since the original study was prepared, these increases have been more than offset by the gold price increase.  We believe that the results of the study are clearly favorable and give us the necessary encouragement to continue our investments on the project to complete a bankable feasibility study over the next 12 months.”

Richings continued, “The potential pre-tax net cash flow generated by this project is significant at current gold prices. The implied potential value at Paredones Amarillos, together with the value of Vista’s other projects including Mt. Todd and Yellow Pine, and considering other factors, would appear to support our goal of achieving a higher share price for VGZ.”

The resource model used to estimate the mineral reserves was originally reported by Vista in a press release dated August 29, 2002, based on an independent technical report entitled “Technical Report for the Paredones Amarillos Project” dated August 20, 2002, prepared by Snowden Mining Industry Consultants of Vancouver, British Columbia, in compliance with Canadian National Instrument 43-101. In connection with the pre-feasibility study and the updated pre-feasibility study, Mr. Prenn, P. Eng. of MDA is of the opinion that it is reasonable to rely on this resource model for the purposes of the mineral resource and mineral reserve estimates. The mineral resources have been estimated using a three-dimensional block model and ordinary kriging. No additional drilling or sampling has occurred in the resource area since the mineral resource estimate was first completed in August of 2002. The mineral resource estimate above a 0.5 grams gold per tonne cut-off at the Paredones Amarillos Project is summarized below:

Paredones Amarillos Measured and Indicated Mineral Resource Estimate

(0.5 g/t gold cutoff)

Classification	Tonnes	Gold Grade	Contained Gold Ounces
	(000’s)	(Fire Assay g/t)
Measured resources (1)	11,498	1.17	431,000
Indicated resources (1)	44,170	1.02	1,451,000
Total measured and indicated resources (1) (2)	55,668	1.05	1,882,000

(1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. Mineral resources that are not “mineral reserves” do not have demonstrated economic viability.

(2) Mineral reserves are included in this mineral resource estimate.

Paredones Amarillos Inferred Mineral Resource Estimate

(0.5 g/t gold cutoff)

Classification	Tonnes	Gold Grade	Contained Gold Ounces
	(000’s)	(Fire Assay g/t)
Inferred resources (1)	5,495	0.79	140,000

(1) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or prefeasibility studies. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

Mr. Prenn, P. Eng. of MDA, an independent qualified person supervised the preparation of the technical information in this press release.

Since 2001, Vista has acquired a number of discovered gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary economic evaluations with encouraging results on some of the projects at today’s gold prices, and these projects warrant further study. Currently, Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and Guadalupe de los Reyes Projects in Mexico, Mt. Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, operations, plans and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Mike Richings or Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com